                                                                   EXHIBIT 10.19

                                 [TORCH LETTERHEAD]

March 23, 1999


Thomas Milton Ray III
9006 Rhapsody Lane
Houston, TX 77040


Dear Trip:

Torch Energy Advisors Incorporated is pleased to confirm its offer to you of a position with Novistar Incorporated as President and Chief Executive Officer. In this position, you will report to Novistar's Board of Directors.

Your starting salary will be $20,833.34 per month (paid semi-monthly) and this position is bonus eligible. As with all employees of Novistar, your bonus will be based on the success of Novistar against its 1999 budget. Any such bonus will be payable in March 2000. While the details of Novistar's 1999 bonus plan are still being finalized, it is anticipated that in the event Novistar meets its 1999 budget goals, you can expect a bonus of approximately 40% of base pay. In addition, this bonus may reach 100% of base pay for a Novistar performance of 200% of the 1999 budget.

Your starting date is yet to be determined; however, we look forward to you joining Novistar as soon as practicable. Should you join the company prior to May 15, 1999 you will receive a signing bonus of $50,000 payable at the close of the first full pay period in which you work.

You will be offered an equity stake in Novistar in the form of options. These options which are based on a $20,000,000 valuation of Novistar and a total of 10,000,000 shares outstanding are offered under the following structure:

 . An option to purchase 500,000 shares at $2 per share. You will be vested in these options on your date of hire. Novistar will perform a company valuation annually but no sooner than June 2000. Your equity position will be protected against dilution from any equity issuance of shares below fair market value price as established by the Board of Directors.

 . Options to purchase an additional 100,000 shares granted annually for three years on the anniversary of your start date. These options will vest on the grant date. The exercise price of these options will be determined by the most recent Novistar valuation approved by Novistar's Board of Directors at the time of grant. You will also receive options on an additional 200,000 shares at the end of the three-year period. In the event that Novistar is impacted by a liquidity event, (such as an IPO, or an acquisition of Novistar by a third-party), prior to the completion of the three-year period, you will be granted the remainder of the 500,000 options immediately prior to the liquidity event. The exercise price of all options will be based on the most recent Board approved valuation at the time of grant. Your equity position will be protected against dilution from any equity issuance of shares below fair market value price as established by the Board of Directors.

We will offer you an employment contract with a one-year term. If Novistar terminates the contract prior to the term, you will receive a payout equal to two times your annual base pay. In this situation, you will not be eligible to receive any payment for your Novistar options.

Other benefits for which you are eligible are as follows:

 . Four weeks of annual vacation accrued on a pay period basis.
 . Eleven paid holidays per year.
 . 401(k) Retirement Plan.
 . Health, dental and vision insurance plans effective your first day of employment.
 . Short and Long-Term Illness Plans (upon eligibility).
 . Company paid garage parking.
 . Membership with athletic and dining room privileges at the Houston Center Club
  (100% of your initiation fee and 50% of your monthly dues will be paid by the Company).

I am enthusiastic about your joining the Novistar team and look forward to working with you. If you have any question please do no hesitate to contact me a
(713) 753-1382.

Sincerely,

/s/ JOAN M. GALLAGHER

Joan M. Gallagher
Managing Director and Chief Administrative Officer